Exhibit 4.1

Execution Version

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of November 18, 2019 by and among McDermott Technology (Americas), Inc., a Delaware corporation, (“Survivor Corp. 1”), McDermott Technology (US), Inc., a Delaware corporation (“Survivor Corp. 2”, and, together with Survivor Corp. 1, the “Issuers”), UMB Bank, N.A. a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office at 120 South Sixth Street, Suite 1400, Minneapolis, Minnesota, 55402, (“Successor Trustee”) and Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office at 1445 Ross Avenue, Suite 4300, Dallas, Texas 75202 (“Resigning Trustee”).

RECITALS:

WHEREAS, the Issuers have issued certain 10.625% Senior Notes due 2024 (the “Securities”) under an Indenture, dated as of April 18, 2018, by and between the Issuers and Resigning Trustee (the “Indenture”);

WHEREAS, the Issuers appointed Resigning Trustee as the trustee (the “Trustee”), registrar (the “Registrar”), note custodian (the “Custodian”) and paying agent (the “Paying Agent”) under the Indenture;

WHEREAS, Section 7.7 of the Indenture provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to the Issuers effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee by the Issuers. This Agreement shall hereby serve as such written notice.

WHEREAS, Section 7.7 of the Indenture provides that, if the Trustee shall resign, the Issuers shall promptly appoint a successor Trustee;

WHEREAS, 7.7 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers and thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture;

WHEREAS, the Resigning Trustee, is hereby giving written notice to the Issuers that it is resigning as Trustee, Registrar, Custodian, and Paying Agent under the Indenture;

WHEREAS, the Issuers desire to appoint Successor Trustee as successor Trustee, to succeed Resigning Trustee as Trustee, Registrar, Custodian, and Paying Agent in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointments as successor Trustee, Registrar, Custodian, and Paying Agent under the Indenture;

NOW, THEREFORE, the Issuers, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE

1.1 Pursuant to Section 7.7 of the Indenture, Resigning Trustee hereby notifies the Issuers that Resigning Trustee resigns as Trustee, Registrar, Custodian, and Paying Agent under the Indenture.

1.2 Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)

No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)

To the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(c)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(d)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

1.3 Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers and duties of the Trustee, Registrar, Custodian, and Paying Agent under the Indenture, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and duties hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar, Custodian, and Paying Agent.

1.4 Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.

THE ISSUERS

1.5 The Issuers hereby accept the resignation of Resigning Trustee as Trustee, Registrar, Custodian, and Paying Agent under the Indenture and this Agreement as written notice of resignation.

1.6 The Issuers hereby appoint Successor Trustee as Trustee, Registrar, Custodian, and Paying Agent under the Indenture to succeed to, and hereby vest Successor Trustee with, all the rights, powers and duties of Resigning Trustee as Trustee, Registrar, Custodian, and Paying Agent under the Indenture with like effect as if originally named as Trustee, Registrar, Custodian, and Paying Agent in the Indenture.

1.7 The Issuer hereby represent and warrant to Resigning Trustee and Successor Trustee that:

(a)	Each of the Issuers is a corporation duly and validly organized and existing pursuant to the laws of Delaware.

(b)

The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Issuers and is in full force and effect and the Securities were validly issued by the Issuers.

(c)

No covenant or condition contained in the Indenture has been waived by the Issuers or, to the best of each of the Issuer’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(d)

Each of the Issuers has authorized certain officers of the Issuers to: (a) accept Resigning Trustee’s resignation as Trustee, Registrar, Custodian, and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Registrar, Custodian, and Paying Agent under the Indenture; and (c) execute and deliver such agreements, including, without limitation, this Agreement and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Registrar, Custodian, and Paying Agent under the Indenture. Furthermore, this Agreement has been duly authorized, executed and delivered on behalf of the Issuers and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	All conditions precedent relating to the appointment of UMB Bank, N.A. as successor Trustee, Registrar, Custodian, and Paying Agent under the Indenture have been complied with by the Issuers.

THE SUCCESSOR TRUSTEE

1.8 Successor Trustee hereby represents and warrants to Resigning Trustee and to the Issuers that:

(a)	Successor Trustee is eligible under the provisions of Section 7.9 of the Indenture to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

1.9 Successor Trustee hereby accepts its appointment as successor Trustee, Registrar, Custodian, and Paying Agent under the Indenture and accepts the rights, powers, and duties of Resigning Trustee as Trustee, Registrar, Custodian, and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Registrar, Custodian, and Paying Agent under the Indenture. The Successor Trustee shall send a notice of its succession to Holders, substantially in the form attached hereto as Exhibit B.

1.10 References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the designated corporation trust office of Successor Trustee, which is presently located at 120 South Sixth Street, Suite 1400, Minneapolis, Minnesota 55402.

MISCELLANEOUS

1.11 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

1.12 This Agreement and the resignations, appointments and acceptances effected hereby shall be effective immediately upon execution by the parties; provided, however, that the Successor Trustee’s appointment in its capacities as Paying Agent and Registrar shall not be effective until ten business days after the Successor Trustee provides notification of its appointment as Paying Agent and Registrar to Depository Trust Company d/b/a Cede & Company.

1.13 This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. Each of the Issuers acknowledges its obligation set forth in Section 7.6 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, damage, claims, liability or expense (including attorneys’ fees and expenses) incurred without gross negligence, bad faith or willful misconduct on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust and the performance of its duties evidenced by the Indenture (which obligation shall survive the execution hereof).

1.14 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

1.15 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.

1.16 Each of the Issuers acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. Each of the Issuers agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

1.17 This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

1.18 The Issuers, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

1.19 Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Issuers:

McDermott Technology (Americas), Inc./McDermott Technology (US) Inc.,

c/o McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Attention: John Freeman

Facsimile:

Email:

With a copy to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

Attention: Ted W. Paris

If to Resigning Trustee:

Wells Fargo Bank, National Association

Corporate Trust Services

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Megan Ford

Facsimile: (443) 367-3365

Email: megan.ford@wellsfargo.com

If to Successor Trustee:

UMB Bank, N.A.

120 South Sixth Street, Suite 1400

Minneapolis, MN 55402

Attention: Gordon Gendler

Email: gordon.gendler@umb.com

Phone: 612-337-7002

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:	/s/ Kevin Hargrove

Name: Kevin Hargrove
Title: Treasurer

MCDERMOTT TECHNOLOGY (US), INC.

By:	/s/ Kevin Hargrove
Name: Kevin Hargrove
Title: Treasurer

WELLS FARGO BANK, N.A., as Resigning Trustee

By:	/s/ Megan Ford
Name: Megan Ford
Title: Vice President

UMB BANK, N.A., as Successor Trustee

By:	/s/ Gordon Gendler
Name: Gordon Gendler
Title: Senior Vice President

EXHIBIT A

Documents to be delivered to Successor Trustee

1.	Executed copy of Indenture and any amendment and supplemental indenture thereto.

2.	Collateral, if any, and related documents.

3.	Evidence that all Notes are held at DTC.

4.	Original Global Notes.

5.	Such other non-confidential, unprivileged documents or information as the Successor Trustee may reasonably request on or after the effective date.

EXHIBIT B

[Successor Trustee LETTERHEAD]

NOTICE

To the Holders of:

CUSIP # ____________
CUSIP # ____________
of

NOTICE IS HEREBY GIVEN, pursuant to Section 7.7 of the Indenture (the “Indenture”), dated as of April 18, 2018, by and between McDermott Technology (Americas), Inc., McDermott Technology (US) Inc., and Wells Fargo Bank, National Association, as Trustee, that Wells Fargo Bank, National Association has resigned as Trustee, Registrar, Custodian, and Paying Agent under the Indenture.

Pursuant to Section 7.7 of the Indenture, UMB Bank, N.A., a national banking association duly organized and existing under the laws of the United States of America, has accepted appointment as Trustee, Registrar, Custodian, and Paying Agent under the Indenture. The address of the designated corporate trust office of the successor Trustee is 120 South Sixth Street, Suite 1400, Minneapolis, Minnesota 55402.

Wells Fargo Bank, National Association’s resignation as Trustee and UMB Bank, N.A.’s appointment as successor Trustee were effective as of the opening of business on [ ], 2019.

Dated:

__________ ___, 2019

Successor Trustee